Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-159582, 333-199566, and 333-283553) of Key Tronic Corporation (the “Company”), of our report dated September 16, 2025, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K of the Company for the year ended June 28, 2025.

/s/ Baker Tilly US, LLP

Seattle, Washington
September 16, 2025